UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  May 22, 2015

Portage Resources Inc.

 (Exact name of registrant as specified in its charter)

Nevada	000-52791	75-3244927
(State or Other Jurisdiction	(Commission File Number)	(IRS Employer
of Incorporation)		Identification No.)

Av. Benavides 441 Apto 101B

Miraflores, Lima 18, Peru

 (Address of Principal Executive Officers)

Registrant's telephone number, including area code:   011-511-733-5100

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[_] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[_] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[_] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[_] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Item 2.01 Completion of Acquisition or Disposition of Assets

On May 18, 2015, Portage Resources, Inc. entered into an Agreement for the Purchase of Preferred Stock with FG Fitness and Media Group, Inc., a Nevada corporation. Pursuant to the terms of the agreement, Portage Resources has acquired 3,500,000 shares of Preferred Stock of FG Fitness and Media Group. Each share of preferred stock of FG Fitness and Media Group has voting rights equal to 1,000 shares of common stock, giving Portage Resources voting control of FG Fitness and Media Group. In consideration for those preferred shares, Portage Resources shall issue to FG Fitness and Media Group 1,000,000,000 shares of common stock of Portage Resources, which will represent approximately 68.69% of the issued and outstanding stock of Portage Resources. Prior to this transaction, there were no material relationships between the officers, directors, or affiliates of Portage Resources and the officers, directors and affiliates of FG Fitness and Media Group. As part of this transaction, FG Fitness and Media Group’s management, including Jason Miller and Anthony K. Miller, have obtained seats on the Board of Directors of Portage Resources.

Item 8.01 Other Events

As a result of this Material Definitive agreement the Company’s Administrative offices and legal counsel shall be the following:

Address:

5996 S. Edmond

Las Vegas Nevada

89118

Tel: 844-370-1805

Fax: 818 710-8890

Email: info@fgfmg.com

Website(s): www.fgfmg.com

Legal Counsel

Law Offices of Thomas C. Cook
8250 W. Charleston Blvd.
Suite 120
Las Vegas, NV, 89117
United States

Item 9.01 Financial Statements and Exhibits

(d) Exhibits.

No. Exhibit

1	Agreement for the Purchase of Preferred Stock

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this current report on Form 8-K to be signed on its behalf by the undersigned Chairman hereunto duly authorized.

Date: May 21, 2015	Portage Resources Inc.

/s/ Anthony K.Miller
ANTHONY K. MILLER
Chairman